UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 3, 2017
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – August 3, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.3 million on revenue of $19.9 million for the second quarter ended July 2, 2017. For the second quarter of 2016, the Company reported operating income of $0.5 million on revenue of $20.4 million.

“Building on our solid first quarter performance, for the second quarter on a year-over-year basis we more than doubled operating income and doubled EPS to $0.07. We are also encouraged that our year-over-year core product revenues increased 15% when excluding last year’s VIPER shipments. Battery & Energy Products produced an 11% increase in commercial sales, including 10% higher medical sales, while Communications Systems delivered a 92% increase in core product sales. These strong sales gains demonstrate effective execution of our diversification strategy and the benefit of investments we have made in new product development and sales reach expansion. In line with this strategy, we have made a strategic decision to invest up to $4.3 million of capital in our Newark facility for the manufacture of primary batteries for the high-growth, wireless internet of things device market,” said Michael D. Popielec. “Looking ahead, we are seeing initial indications of increased demand from government/defense customers and are well positioned to continue growing our commercial sales. As a result, we believe we remain on track to deliver another year of profitable growth.”

Revenue was $19.9 million, a decrease of $.4 million, or 2%, compared to $20.4 million for the second quarter of 2016 reflecting a $1.1 million increase in Battery & Energy Products sales offset by $1.5 million lower Communications Systems sales. Battery & Energy Products sales increased 7% to $16.9 million compared to $15.8 million last year, reflecting increases in both commercial and government/defense sales of 11% and 1%, respectively. The gain in commercial sales included 10% growth of medical batteries and chargers. Communications Systems sales declined 34% to $3.1 million compared to $4.6 million for the same period last year which included $3.0 million of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) shipments, while sales of core products such as our 20-watt amplifiers, universal vehicle adaptors and power supplies increased 92% over the prior-year period.

Gross profit was $6.2 million, or 31.2% of revenue, compared to $5.9 million, or 29.0% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.1%, compared to 29.6% last year, a decrease of 150 basis points due primarily to incremental supply chain and logistics fees incurred this quarter. Communications Systems’ gross margin increased to 48.4%, the highest level ever reported for the segment, compared to 26.8% for the prior year demonstrating the high value proposition associated with our core amplifier and integrated solutions products.

Operating expenses were $4.9 million compared to $5.4 million last year, a reduction of 9.3% reflecting continued tight control over discretionary spending in line with our business model. Operating expenses were 24.6% of revenue compared to 26.5% of revenue for the year earlier period.

Operating income was $1.3 million compared to $0.5 million last year.

Net income was $1.1 million, or $0.07 per share, compared to net income of $0.4 million, or $0.03 per share, for the second quarter of 2016. Earnings per share for the trailing twelve-month period increased to $.36 compared to $.32 at the end of the first quarter of 2017.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated August 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2017		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated August 3, 2017.